OPINION OF COUNSEL

     I have made such examination of the law and have examined such records and documents as, in my judgment, are necessary or appropriate to enable me to render the opinions expressed below.

     I am of the following opinions:

     1. American International Life Assurance Company of New York is a valid and existing stock life insurance company domiciled in the State of New York.

     2. Variable Account A is a separate investment account of American International Life Assurance Company of New York created and validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.

     3. All of the prescribed corporate procedures for the issuance of the Individual Single Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") have been followed, and, when such Contracts are issued in accordance with the Prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

     4. Upon the acceptance of purchase payments made by Contract Owners pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully paid, nonassessable contractual interest in such Contract.


     This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Post-Effective Amendment No.8 to the Registration Statement on Form N-4 for the Contracts to be issued by American International Life Assurance Company of New York and its separate account, Variable Account A.




                                                        /s/ Kenneth D. Walma
                                                        Kenneth D. Walma
                                                     Assistant Secretary  and
                                                        Associate Counsel